Exhibit 77(q)(1)

(a) The Certificate of Amendment to the Registrant's Trust Instrument, reflecting the change of the Registrant's name from "ING Variable Insurance Trust" to "Pilgrim Variable Insurance Trust" is incorporated by reference to Post Effective Amendment No. 2 to the Registration Statement on Form N-1A as filed on April 27, 2001.

(b) The change in the Fund's investment strategy is reflected in a Supplement dated May 17, 2001, as filed on May 17, 2001, to the Registrant's Prospectus dated May 1, 2001, and is incorporated by reference.

(e)(1) Form of Investment Advisory Agreement between the Registrant and Pilgrim Investments, Inc. (the "Manager") is incorporated by reference to Post Effective Amendment No. 2 to the Registration Statement on Form N-1A as filed on April 27, 2001.